AMENDED AND RESTATED PROMISSORY NOTE

US $2,000,000

Denver, Colorado
June 30, 2003

For value received, the undersigned, QUEENSTAKE RESOURCES U.S.A. INC., a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of ANGLOGOLD (JERRITT CANYON) CORP., a Delaware corporation, whose address is 7400 East Orchard Road, Suite 350, Greenwood Village, Colorado 80111 (the "Payee"), in immediately available funds, at such location as the Payee may specify, the principal sum of Two Million United States Dollars (US $2,000,000), plus interest thereon. This Amended and Restated Promissory Note (the "Note") is referenced in that Asset Purchase and Sale Agreement among the Maker, Queenstake Resources Ltd., AngloGold-Meridian Jerritt Canyon Joint Venture (the "Venture"), Meridian Jerritt Canyon Corp., AngloGold Mineral Ventures Company and the Payee, dated as of May 30, 2003 (the "Purchase and Sale Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase and Sale Agreement. The sums payable hereunder shall be payable to AGJC as follows:

(A) Maker shall make a $250,000 payment to the Payee on or before the last Business Day of each of September, October and November of 2003;

(B) Maker shall make a $250,000 payment to the Payee on or before the last Business Day of each of March, June and September of 2004; and

(C) Maker shall make a $500,000 payment to the Payee on or before August 31, 2005.

This Note represents a renewal of the outstanding principal balance of, and an amendment to, restatement and replacement of and substitution for that Promissory Note dated August 1, 1999 (the "Prior Note") executed by the Independence-Meridian Jerritt Canyon Joint Venture (predecessor-in-interest to Maker) in favor of Independence Mining Company Inc. (predecessor-in-interest to the Payee). The Maker has irrevocably assumed in full all of the obligations and liabilities under the Prior Note, as amended hereby, the indebtedness evidenced by the Prior Note is a continuing indebtedness, and nothing contained herein shall be construed to deem paid the Prior Note or to release, terminate, novate or in any way impair the Prior Note or any Security Document (as defined below).

This Note is entitled to the benefits of the Purchase and Sale Agreement and may be prepaid or accelerated as provided therein. The provisions of the Purchase and Sale Agreement are incorporated herein by reference with the same effect as if they were set forth herein in full. The Maker agrees with the Payee that it will perform and discharge each of the applicable covenants and agreements contained in the Purchase and Sale Agreement as from time to time amended and supplemented.

This Note is secured by, among other things, a Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing dated as of August 1, 1999, executed by the Independence-Meridian Jerritt Canyon Joint Venture (predecessor-in-interest to Maker), as Trustor, in favor of Independence Mining Company Inc. (predecessor-in-interest to the Payee), as Beneficiary, as amended by that Amendment to Deed of Trust, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing of even date herewith executed by Maker in favor of the Payee (as amended, modified, supplemented or restated, the "Deed of Trust"), encumbering certain property situated in Elko County, Nevada, as further described therein. The Deed of Trust and all other documents or instruments securing the indebtedness evidenced by this Note or executed and delivered in connection with the indebtedness evidenced by this Note are hereinafter referred to as the "Security Documents."

The Maker hereby waives: (a) homestead or exemption laws and rights thereunder affecting the full collection of this Note; and (b) any and all formalities in connection with this Note to the maximum extent allowed by law including, without limitation, diligence, presentment, demand, protest, notice of nonpayment, notice of extension and notice of dishonor of this Note. The Payee has the right to sue on this Note and obtain a personal judgment against the Maker for the satisfaction of the amount due under this Note either before or after realization, enforcement or foreclosure of any of the Payee's remedies under the Security Documents. Maker shall pay all reasonable costs and expenses, including reasonable attorney's fees, incurred by the Payee in the collection or enforcement of all or any part of this Note. All such costs and expenses shall be secured by the Deed of Trust and by all other Security Documents.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules as to conflicts of laws) and shall be binding upon the successors and assigns of the Maker and shall inure to the benefit of the Payee and its successors and assigns.

IN WITNESS WHEREOF, the Maker has caused this Amended and Restated Promissory Note to be executed and delivered in its name by the signature of its authorized representative.

Issue Date of This Note: June 30, 2003.

The Maker:

QUEENSTAKE RESOURCES U.S.A. INC.

By: Dorian L. Nicol
Name: DORIAN L. NICOL
Title: VICE PRESIDENT